Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-222340, 333-214073, and 333-212373, Forms S-8 No. 333-217638, 333-205097 and 333-214567) of Iovance Biotherapeutics, Inc. (formerly Lion Biotechnologies, Inc.) of our report dated March 11, 2016, relating to the financial statements of Iovance Biotherapeutics, Inc. (formerly Lion Biotechnologies, Inc.) for the year ended December 31, 2015, included in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

March 12, 2018